                       [DAMARK INTERNATIONAL, INC. LOGO]

                                                                   March 4, 1997

To Our Shareholders:

    The Board of Directors of DAMARK International, Inc.-Registered Trademark-joins me in extending to you a cordial invitation to attend our 1996 Annual Meeting of Shareholders. The meeting will be held in the Ballroom East at The Radisson Plaza Hotel, 35 South 7th Street, Minneapolis, Minnesota 55402, at 10:30 a.m., CST, on Wednesday, April 16, 1997.

    In addition to voting on the matters described in the accompanying Proxy Statement, we will review DAMARK's 1996 business and discuss our direction for the coming years. There will also be an opportunity to discuss matters of interest to you as a shareholder.

    It is important that your shares be represented at the meeting whether or not you plan to attend in person. Therefore, please sign and return the enclosed proxy in the envelope provided. If you do attend the meeting and desire to vote in person, you may do so even though you have previously sent in a proxy.

    We hope that you will be able to attend the meeting and we look forward to seeing you.

                                          Sincerely,

                                                 [SIGNATURE]

                                          Mark A. Cohn
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

Enclosures

                DAMARK INTERNATIONAL, INC.-REGISTERED TRADEMARK-
                           7101 WINNETKA AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55428

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 16, 1997

                            ------------------------

DAMARK International, Inc.

To Our Shareholders:

    The Annual Meeting of Shareholders of DAMARK International, Inc. will be held at The Radisson Plaza Hotel, 35 South 7th Street, Minneapolis, Minnesota 55402, at 10:30 a.m., CST, on Wednesday, April 16, 1997, for the following purposes:

    (1) To elect two directors for three year terms ending in the year 2000 and until their successors are elected;

    (2) To approve an amendment to the DAMARK International, Inc. 1991 Stock Option Plan, as amended, (the "Option Plan") increasing the number of shares of the Company's Class A Common Stock reserved for issuance under the Option Plan from 900,000 shares to 1,200,000 shares;

    (3) To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1997; and

    (4) To transact such other business, if any, as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on February 20, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

    YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

                                              [SIGNATURE]

                                          Arlyn J. Lomen
                                          SECRETARY

Minneapolis, Minnesota
March 4, 1997

                                PROXY STATEMENT
                                       OF
                           DAMARK INTERNATIONAL, INC.
                           7101 WINNETKA AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55428

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 16, 1997

                            ------------------------

                               PROXIES AND VOTING

    This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of DAMARK International, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held at 10:30 a.m., CST, on April 16, 1997, at The Radisson Plaza Hotel, 35 South 7th Street, Minneapolis, Minnesota 55402. The meeting has been called for the purposes set forth in the notice of the meeting. Each shareholder entitled to vote at the Annual Meeting who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting. Unless so revoked, the shares represented by each proxy will be voted at the Annual Meeting and at any adjournments thereof. Presence at the Annual Meeting of a shareholder who has signed a proxy does not alone revoke that proxy. This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about March 8, 1997.

    Only shareholders of record as of the close of business on February 20, 1997, will be entitled to vote at the Annual Meeting. At the close of business on February 20, 1997, the Company had 8,054,814 shares of Class A Common Stock, $.01 par value (the "Common Stock") outstanding. Holders of Common Stock of record at the close of business on this date, voting together as a single class, will be entitled to one vote per share on (1) election of directors, (2) approval of an amendment to the Company's 1991 Stock Option Plan, as amended, (the "Option Plan") increasing the number of shares of the Company's Class A Common Stock reserved for issuance under the Option Plan from 900,000 shares to 1,200,000 shares, (3) ratification of the appointment of the independent auditors for the fiscal year ending December 31, 1997, and (4) all other business to be transacted at the Annual Meeting.

    The affirmative vote, in person or by proxy, of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting, voting together as a single class, will be necessary for the adoption of proposals 1, 2 and 3 listed in the notice of the meeting. Broker non-votes are treated as not being present in person or by proxy at the Annual Meeting. Abstentions are treated as being present and, because the affirmative vote of a majority of the shares of Common Stock present is necessary for adoption of any proposal, the effect of an abstention is a vote against the proposal.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 20, 1997, by each shareholder known to the Company who then beneficially owned more than 5% of the outstanding shares of Common Stock, each director of the Company, each nominee for director, each executive officer named in the Compensation Table set forth later in this Proxy Statement and all executive officers and directors as a group. As of February 20, 1997, there were 8,054,814 shares of Common Stock outstanding.

                                                                             AMOUNT AND
                                                                             NATURE OF
                                                                             BENEFICIAL        PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)                                     OWNERSHIP         OWNERSHIP
----------------------------------------------------------------------    ----------------     ----------
Mark A. Cohn (2)......................................................       1,648,705(3)          20.47%
Heartland Advisors, Inc. (4)..........................................       1,552,800             19.28
SafeCo Corporation (5)................................................         996,000             12.37
Morgan Grenfell Capital Management, Inc. (6)..........................         821,000             10.19
Kennedy Capital (7)...................................................         391,500              4.86
Kent A. Arett (2).....................................................          91,500(8)           1.13
Arlyn J. Lomen (2)....................................................          50,000(9)           0.62
Michael D. Moroz (2)..................................................          37,166(10)          0.46
George S. Richards (2)................................................          20,000(11)          0.25
Thomas A. Cusick (12).................................................          60,000(13)          0.74
Jack W. Eugster (14)..................................................          60,000(15)          0.74
Harold Roitenberg (16)................................................          60,000(15)          0.74
Ralph Strangis (17)...................................................          80,000(18)          0.98
Joel N. Waller (19)...................................................          60,000(13)          0.74
All executive officers and directors as a group (13 Persons)..........       2,297,037(20)         26.13%

------------------------

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) The address of Messrs. Cohn, Arett, Lomen, Moroz and Richards is 7101 Winnetka Avenue North, Minneapolis, Minnesota 55428.

(3) Includes 541,727 shares of Common Stock which Mr. Cohn has an option (the "Cohn Option") to acquire from David A. Russ, a former officer who has retired from the Company, at an exercise price of $8.33 per share on February 20, 1997 for which Mr. Cohn has a proxy to vote such shares. Includes 23,520 shares held in trust for the benefit of Mr. Cohn's children for which Mr. Cohn disclaims any beneficial ownership interest. Does not include 100,000 shares of Common Stock which can be purchased at $9.00 per share pursuant to options vesting equally in December 1997, 1998 and 1999.

(4) The address of Heartland Advisors, Inc., is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202. The information set forth herein is based on a
    Schedule 13G dated February 14, 1997 filed with the Securities and Exchange Commission.

(5) The address of SafeCo Corporation is SafeCo Plaza, Seattle, Washington 98185. The information set forth herein is based on a Schedule 13G dated February 10, 1997 filed with the Securities and Exchange Commission.

(6) The address of Morgan Grenfell Capital Management, Inc. is 885 Third Avenue, Suite 3200, New York, NY 10022. The information set forth herein is based on a Schedule 13G dated February 10, 1997, filed with the Securities and Exchange Commission.

(7) The address of Kennedy Capital is 425 North New Mallas Road, #181, St. Louis, Missouri 63141. The information set forth herein is based on a
    Schedule 13F dated February 4, 1997 filed with the Securities and Exchange Commission.

(8) Includes 50,000 shares of Common Stock which can be purchased at $21.25 per share, 20,000 shares of Common Stock which can be purchased at $10.00 per share and 10,000 shares of Common Stock which can be purchased at $5.875 per share, each pursuant to vested options. Does not include 10,000 shares of Common Stock which can be purchased at $10.00 per share pursuant to options vesting in July 1997 and 20,000 shares of Common Stock which can be purchased at $5.875 per share pursuant to options vesting equally in August 1997 and 1998.

(9) Includes 50,000 shares of Common Stock which can be purchased at $6.625 per share pursuant to vested options. Does not include 20,000 shares of Common Stock which can be purchased at $6.625 per share pursuant to options vesting in May 1998 and 20,000 shares of Common Stock which can be purchased at $6.625 per share pursuant to options vesting equally in January 1998 and 1999.

(10) Includes 3,000 shares of Common Stock which can be purchased at $5.00 per share, 6,666 shares of Common Stock which can be purchased at $5.875 per share, 7,500 shares of Common Stock which can be purchased at $7.75 per share and 20,000 shares of Common Stock which can be purchased at $14.50 per share, each pursuant to vested options. Does not include 10,000 shares of Common Stock which can be purchased at $14.50 per share pursuant to options vesting in June 1997 and 13,334 shares of Common Stock which can be purchased at $5.875 per share pursuant to options vesting equally in August 1997 and 1998.

(11) Includes 20,000 shares of Common Stock which can be purchased at $7.50 per share pursuant to vested options. Does not include 40,000 shares of Common Stock which can be purchased at $7.50 per share pursuant to options vesting equally in December 1997 and 1998.

(12) The address of Mr. Cusick is 801 Marquette Avenue, Minneapolis, Minnesota 55402.

(13) Includes 60,000 shares of Common Stock which can be purchased at $7.75 per share pursuant to vested options.

(14) The address of Mr. Eugster is 10400 Yellow Circle Drive, Minnetonka, Minnesota 55343.

(15) Includes 60,000 shares of Common Stock which can be purchased at $5.00 per share pursuant to vested options.

(16) The address of Mr. Roitenberg is 5500 Wayzata Boulevard, Suite 1065, Minneapolis, Minnesota 55416.

(17) The address of Mr. Strangis is 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402.

(18) Includes 60,000 shares of Common Stock which can be purchased at $5.00 per share and 20,000 shares of Common Stock which can be purchased at $6.625 per share pursuant to vested options. Does not include 10,000 shares of Common Stock which can be purchased at $6.625 per share pursuant to options vesting in May 1998.

(19) The address of Mr. Waller is 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428.

(20) Includes an aggregate of 736,832 shares of Common Stock that are subject to options from the Company currently exercisable or which will be exercisable by May 17, 1997, by all executive officers and directors.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

    Two directors are to be elected at the Annual Meeting for three year terms. The Restated Articles of Incorporation of the Company provide for no less than six and no more than nine directors divided as equally as possible into three classes of directors. The Board of Directors proposes the following two nominees for the three year term expiring at the Company's Annual Meeting of Shareholders in the year 2000 or until their successors are duly elected:

    Jack W. Eugster--Chairman and Chief Executive Officer of Musicland Stores Corporation

    Harold Roitenberg--Individual Investor

    Except where authority has been withheld by a shareholder, the enclosed proxy will be voted for the election of the two nominees to the Company's Board of Directors. The Board of Directors unanimously recommends a vote FOR the proposal to elect the nominees as directors of the Company. In the event any one or more of the above named nominees shall unexpectedly become unavailable before election, votes will be cast pursuant to authority granted by the enclosed proxy for such person or persons as may be designated by the Board of Directors.

INFORMATION CONCERNING NOMINEES AND DIRECTORS

    JACK W. EUGSTER (51) has been a director of the Company since February 1991 and has been Chairman and Chief Executive Officer of Musicland Stores Corporation for more than five years. Mr. Eugster is also a director of Donaldson Co., a manufacturer of filtration devices, ShopKo, Inc., a regional discount store chain, Jostens, Inc., a marketer of school merchandise, and MidAmerican Energy Co., a public utility. Mr. Eugster was elected as a director of the Company at its Annual Meeting of Shareholders in 1994 for a term expiring at the Annual Meeting of Shareholders in 1997.

    HAROLD ROITENBERG (70) has been a director of the Company since February 1991. Since 1982, Mr. Roitenberg has been a private investor. From 1979 to 1982, Mr. Roitenberg was the Chairman of Modern Merchandising, Inc., a catalog showroom operator. Mr. Roitenberg is currently a director of Service Merchandise Company, Inc., a catalog showroom operator and Syratech Corporation, a silver hollowware and flatware manufacturer. Mr. Roitenberg was elected as a director of the Company at its Annual Meeting of Shareholders in 1994 for a term expiring at the Annual Meeting of Shareholders in 1997.

    MARK A. COHN (39) has been a director of the Company since its inception in 1986. He is a founder of the Company and has been the Chief Executive Officer since 1986. Mr. Cohn was elected as a director of the Company at its Annual Meeting of Shareholders in 1995 for a term expiring at the Annual Meeting of Shareholders in 1998.

    THOMAS A. CUSICK (52) has been a director of the Company since May 1993. Mr. Cusick has been Chief Operating Officer of TCF Financial Corporation since January 1997 and Vice Chairman since January 1993. Prior thereto, he was President and Chief Operating Officer of TCF Financial Corporation since its formation in 1987. Mr. Cusick was also elected Chairman of TCF Bank Minnesota, fsb ("TCF Bank"), a federally chartered stock savings bank and a wholly owned subsidiary of TCF Financial Corporation, in January 1997 and has served as Chief Executive Officer of TCF Bank since 1993. He has served as Vice Chairman of TCF Bank since 1991 and prior thereto as Executive Vice President and the Director of Banking Services of TCF Bank. Currently, he serves as a director of TCF Financial Corporation and TCF Bank. Mr. Cusick was elected as a director of the Company at its Annual Meeting of Shareholders in 1996 for a term expiring at the Annual Meeting of Shareholders in 1999.

    RALPH STRANGIS (60) has been a director of the Company since February 1991; he was elected lead director in May 1995. Mr. Strangis has been a member of the law firm of Kaplan, Strangis and Kaplan, P.A., counsel to the Company, for more than five years. Mr. Strangis is also a director for the following public companies: National Presto Industries, Inc., an appliance manufacturer; Payless Cashways, Inc., a building materials retailer; TCF Financial Corporation, the parent Company of TCF Bank; and Life USA Holding, Inc., a life insurance holding company. Mr. Strangis was elected as a director of the Company at its Annual Meeting of Shareholders in 1995 for a term expiring at the Annual Meeting of Shareholders in 1998.

    JOEL N. WALLER (57) has been a director of the Company since May 1993. Mr. Waller has been Chairman of Wilsons The Leather Experts, a specialty retailer with over 500 stores nationwide, since 1992 and served as its President from 1983 to 1992. Mr. Waller was Vice President of Melville Corporation, a retail conglomerate, from 1986 to 1996. Mr. Waller is currently a director Grand Casinos, Inc., a gaming company, and Rainforest Cafe, Inc., a specialty restaurant chain. Mr. Waller was elected as a director of the Company at its Annual Meeting of Shareholders in 1996 for a term expiring at the Annual Meeting of Shareholders in 1999.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During 1996, the Board of Directors held five meetings and took four actions by unanimous written consent. All directors attended at least 75% of the meetings of the Board of Directors and any committee on which such director served.

    The Board of Directors has an Audit Committee and a Compensation Committee but does not have a Nominating Committee. The Audit Committee reviews with the Company's independent auditors the annual financial statements of the Company and the Company's internal controls and financial management practices. The Audit Committee also recommends the appointment of the independent auditors for the Company. Messrs. Cusick and Strangis serve on the Audit Committee which met twice during 1996. The Compensation Committee reviews the compensation arrangements for the officers of the Company and administers the Company's Option Plan. Messrs. Eugster, Roitenberg and Waller serve on the Compensation Committee which held one meeting during 1996 and took eight actions by unanimous written consent.

BOARD OF DIRECTOR COMPENSATION

    Directors who are not employees of the Company (Messrs. Cusick, Eugster, Roitenberg, Strangis and Waller) receive an annual director fee of $10,000, plus a committee meeting fee of $1,000 per committee meeting which is held on a date other than a date of a Board of Directors meeting. Directors who are not employees or officers of the Company may participate, at their election, in the Company's Deferred Compensation Plan for Non-employee Directors. As indicated in the above Beneficial Ownership Table, the non-management directors of the Company have certain stock options which were granted to them when they were first elected directors and, in the case of Mr. Strangis, when he was elected the lead director. Said options were granted at fair market value on the date of grant and become exercisable in three equal installments on the anniversary date of the grant. As the lead director, Mr. Strangis has been elected by the non-management directors to address on behalf of the Board of Directors various governance matters.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning the compensation paid by the Company to the Company's Chief Executive Officer and each of the four other highest compensated executive officers of the Company (as determined as of the end of the Company's most recent fiscal year), for each of the fiscal years ended December 31, 1994, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
                                                                                                   COMPENSATION
                                                             ANNUAL COMPENSATION                      AWARDS
                                              -------------------------------------------------    -------------
                                                                                      OTHER         SECURITIES
                                                                                     ANNUAL         UNDERLYING        ALL OTHER
                                                        SALARY         BONUS      COMPENSATION       OPTIONS/       COMPENSATION
NAME AND PRINCIPAL POSITION                   YEAR       ($)          ($) (1)        ($) (2)         SARS (#)          ($) (3)
--------------------------------------------  ----   ------------    ---------    -------------    -------------    -------------
Mark A. Cohn................................  1996   $    400,000    $ 400,000    $    --               100,000(4)  $    --
  Chairman, President and                     1995        400,000       --             --               --               --
  Chief Executive Officer                     1994        400,000       --             --               --               --

Arlyn J. Lomen..............................  1996        250,000      225,000         --                30,000(5)         1,250
  Senior Vice President--                     1995        126,154(5)    --             --                60,000(5)       --
  Finance and Administration Group, Chief     1994        --            --             --               --               --
  Financial Officer

Kent A. Arett...............................  1996        250,000      225,000         --               --                 1,698
  Senior Vice President--                     1995        192,789       --              38,288           30,000(6)         2,288
  Information Systems and Operations Group    1994        187,500       --              39,000          --               --

Michael D. Moroz............................  1996        175,000      140,000         --               --                 1,490
  Vice President--Marketing                   1995        146,154       --             --                20,000(6)         1,582
  Catalog Retail Group                        1994        130,710       --             --                30,000(8)         1,387

George S. Richards..........................  1996        175,673      140,000         --               --               281,211
  Vice President--Marketing                   1995        -- (7)        --             --                60,000(7)       --
  Membership and Partnership Group            1994        --            --             --               --               --

------------------------------

(1) Reflects bonus earned during the fiscal year, although all or a portion of the bonus may have been paid during the next fiscal year. No bonuses were earned by the Company's executive officers in 1994 or 1995.

(2) Other Annual Compensation consists of living allowances, automobile allowances and related reimbursements. Pursuant to the rules of the Securities and Exchange Commission, personal benefits are not shown if the aggregate amount is not larger than the lesser of (i) 10% of total annual salary and bonus or (ii) $50,000.

(3) Amounts represent the Company's matching contribution for each respective executive's individual contributions to the Company's 401(k) Plan except for Mr. Richards whose amounts represent the forgiveness of a personal loan in the principal amount of $50,000 and costs and expenses of $210,000 relating to Mr. Richards relocation to the Minneapolis area including amounts covering the loss on the sale of his residence, moving costs and reimbursement of temporary living expenses.

(4) The exercise price of these options is $9.00 per share; the options vest in three equal installments on December 1997, 1998 and 1999.

(5) Mr. Lomen commenced his employment with the Company in May 1995 and received at such time options to purchase 60,000 shares of Common Stock at $6.625 per share which vest in three equal installments in May 1996, 1997 and 1998. In January 1996, Mr. Lomen was granted an option to purchase 30,000 shares of Common Stock at $6.625 per share in connection with his election as a Senior Vice President of the Company. These options vest in three equal installments in January 1997, 1998 and 1999.

(6) The exercise price of these options is $5.875 per share; the options vest in three equal installments in August 1996, 1997 and 1998.

(7) Mr. Richards commenced his employment with the Company on December 29, 1995 and received at such time options to purchase 60,000 shares of Common Stock at $7.50 per share which vest in three equal installments in December 1996, 1997 and 1998.

(8) The exercise price of these options is $14.50 per share; the options vest in three equal installments in June 1995, 1996 and 1997.

    The Company has not made any restricted stock grants to any of the executive officers named in the Summary Compensation Table

OPTION GRANTS DURING FISCAL YEAR ENDED DECEMBER 31, 1996

    The following table summarizes information relating to options granted during the fiscal year ended December 31, 1996, to the executive officers named in the Summary Compensation Table above.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE VALUE
                                                PERCENT OF                                          AT ASSUMED ANNUAL
                                 NUMBER OF         TOTAL                                          RATES OF STOCK PRICES
                                SECURITIES     OPTIONS/SARS                                          APPRECIATION FOR
                                UNDERLYING      GRANTED TO     EXERCISE OR                             OPTION TERM
                               OPTIONS/SARS    EMPLOYEES IN    BASE PRICE       EXPIRATION      --------------------------
NAME                            GRANTED (#)     FISCAL YEAR      ($/SH)            DATE            5% ($)       10% ($)
-----------------------------  -------------  ---------------  -----------  ------------------  ------------  ------------
Mark A. Cohn.................      100,000            35.9%     $   9.000     December 2006     $  1,466,005  $  2,334,368
Arlyn J. Lomen...............       30,000            10.8%     $   6.625      January 2006     $    323,743  $    515,506
Kent A. Arett................       --              --             --               --               --            --
Michael D. Moroz.............       --              --             --               --               --            --
George S. Richards...........       --              --             --               --               --            --

    All of the above option grants vest in three equal installments on the first three anniversaries of the date of grant, subject to continued employment with the Company.

OPTION EXERCISES AND YEAR-END VALUE TABLE

    The following table summarizes information relating to options exercised in 1996 and unexercised stock options as of December 31, 1996, of the executive officers named in the Summary Compensation Table above. There were no stock appreciation rights (SARs) outstanding at December 31, 1996.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                    VALUE OF UNEXERCISED           NUMBER OF SECURITIES
                                                                        IN-THE-MONEY              UNDERLYING UNEXERCISED
                                     SHARES                           OPTIONS/SARS AT                OPTIONS/SARS AT
                                   ACQUIRED ON                   DECEMBER 31, 1996 ($) (1)        DECEMBER 31, 1996 (#)
                                    EXERCISE        VALUE       ----------------------------   ----------------------------
NAME                                   (#)       REALIZED ($)   EXERCISABLE / UNEXERCISABLE    EXERCISABLE / UNEXERCISABLE
---------------------------------  -----------   ------------   ----------------------------   ----------------------------
Mark A. Cohn.....................      --            --                   --/ 100,000                    --/ $ 50,000
Arlyn J. Lomen...................      --            --               50,000/  40,000              $143,750/ $115,000
Kent A. Arett....................      --            --               80,000/  30,000              $ 36,250/ $ 72,500
Michael D. Moroz.................      --            --               37,166/  23,334              $ 50,789/ $ 48,336
George S. Richards...............      --            --               20,000/  40,000              $ 40,000/ $ 80,000

------------------------

(1) The dollar amount represents the positive spread between the exercise price of options and the year end price per share. The price of the Company's Common Stock on the NASDAQ National Market System as of December 31, 1996, the last trading day of the year, was $9.50 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None.

CERTAIN RELATIONSHIPS

    Ralph Strangis, a director of the Company, is also a member of the law firm of Kaplan, Strangis and Kaplan, P.A. which provided legal services to the Company in 1996 for an amount which was not greater than 5% of the Company's or the firm's gross annual revenues. The firm has also been retained by and will render legal services to the Company in 1997.

    Jack W. Eugster, a director of the Company, is also the Chairman and Chief Executive Officer of Musicland Stores Corporation, the parent company for SunCoast Motion Picture Company, one of the third party marketing partners providing benefits to Preferred Buyers' Club members at no cost to the Company.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

    The Company has entered into an employment agreement, as amended, with Mark
A. Cohn in connection with Mr. Cohn's employment as Chairman and Chief Executive Officer of the Company which provides that Mr. Cohn's employment may not be terminated, other than for cause, by the Company before July 31, 1999; in addition, the employment term extends for one year on each August 1st unless notice of non-extension is given. Mr. Cohn's minimum annual base salary during the term of the employment agreement is $375,000. In addition, Mr. Cohn is also eligible to receive incentive compensation under the Company's management incentive plan. Under the employment agreement, Mr. Cohn has agreed not to compete with the Company during the term of his employment and, in the event he voluntarily terminates or the Company terminates his employment for cause, for a period of the longer of one year after such termination or the balance of the term of the employment agreement. In the event of a change of control, as defined, Mr. Cohn may terminate his employment during the sixty day period immediately following the first anniversary date of the change of control in which event he is entitled to his salary and bonus (based on his average bonus for the two fiscal years preceding the year of termination), insurance benefits and continued vesting of any stock options and restricted stock grants for the balance of the term of the employment agreement. In addition, the Company and Mr. Cohn have entered into an agreement providing Mr. Cohn's estate the right to require the Company to repurchase all or a portion of Mr. Cohn's shares of Common Stock in the event of his death based on and at the then current market price, up to an aggregate amount of $5,000,000. The Company carries insurance on Mr. Cohn's life in excess of its obligation under this repurchase agreement. The agreement also provides that Mr. Cohn's shares after his death are subject to a right of the first refusal in favor of the Company before any transfer can be made of such shares except for transfers to a family member or trust for the benefit of a family member, a registered public offering, or any sale made pursuant to Rule 144. The agreement also provides Mr. Cohn with piggyback registration rights so long as he owns more than 250,000 shares of the Company's Common Stock. The agreement terminates if the number of shares beneficially owned by Mr. Cohn is less than 5% of the outstanding shares of Common Stock.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's Compensation Committee (the "Committee") is composed of the following three directors who are not executive officers of the Company: Jack W. Eugster, Harold Roitenberg and Joel N. Waller. The Committee is authorized to review compensation arrangements for the executive officers of the Company and to administer the Company's Option Plan including the award of option grants under the Option Plan. In determining compensation for executive officers, the Committee considers base salary, bonus and stock incentives in constructing a total compensation package that will provide base salary at a level consistent with comparable companies and reflect normal average percentage increases, bonuses for achieving performance results that are expected to enhance the value of the Company's Common Stock and stock incentives which encourage retention of executive officers and provide them with long-term rewards which are consistent with the interests of the Company's shareholders.

BASE SALARY

    The following general factors are taken into consideration in determining annual base salaries for the executive officers: (i) recommendations from the Chairman of the Board, President and Chief Executive Officer, (ii) compensation survey information provided by an independent compensation consulting firm in 1996 (the "Survey") which included salary information for growth companies, catalog and mail order companies and catalog merchant companies, and (iii) the level of compensation required to attract new executive officers to the Company, with no specific weighting being assigned to specific factors by the Committee. The catalog and mail order companies identified in the Survey include five of the nine companies included in the Peer Group Index described under the caption "Comparative Stock Performance." The catalog and mail order companies identified in the Survey were selected on the basis of comparable annual revenues.

    The Committee intends that base salaries of the executive officers be set on a basis that is competitive with mail order catalog, membership services and other growth companies comparable to the Company in terms of expected annual revenues. The Committee believes that base salary levels are competitive if they approximate the level of average base salaries for comparable companies. In January 1996 in connection with the promotions of Arlyn J. Lomen and Kent A. Arett to Senior Vice Presidents of the Company, the base annual salaries of Messrs. Lomen and Arett were increased to $250,000 to recognize the level of their increased responsibilities. Also, in January 1996 and in connection with the hiring of George S. Richards as a Vice President of the Company, the annual base salary for Mr. Richards was established at $175,000 which was at a similar level as the salary previously established for Michael D. Moroz in June 1995 when he was promoted to Vice President of the Company. In December 1996, the Committee increased the base salaries of Messrs. Moroz and Richards for 1997 to $200,000 based on information in the Survey, their prior performances and to recognize the level of their increased responsibilities at the Company. The Committee believes that the established level of compensation for these executive officers met the overall objectives established by the Committee and were within the compensation range based on the responsibilities of the executive officers.

INCENTIVE COMPENSATION

    In January 1996, the Committee adopted an incentive plan to provide a bonus pool for eligible employees, including executive officers, based on achievement of established performance levels targeting pre-tax income. Based on achievement of the established performance target for 1996, the executive officers were entitled to receive incentive compensation expressed as a percentage of the executive officer's annual base salary. To the extent actual performance in 1996 exceeded the established performance target, the incentive compensation would be increased based on a formula related to the amount to which actual performance exceeded the established performance target but, in no event, would the incentive compensation exceed the following percentage of annual base salary:
100% for the Chief Executive Officer, 90% for each Senior Vice President and 80% for each Vice President. Based on the achieved 1996 results, maximum bonuses were earned under the 1996 management incentive plan and were paid to the executive officers in January 1997.

    In December 1996, the Committee adopted an incentive plan to provide a bonus pool for eligible employees, including executive officers, based on achievement of established performance levels targeting pre-tax income for the year ending December 31, 1997. Based on achievement of the established performance target for 1997, the executive officers will be entitled to receive incentive compensation expressed as a percentage of the executive officer's annual base salary. To the extent actual performance in 1997 exceeds the established performance target, the incentive compensation will be increased based on a formula related to the amount to which actual performance exceeds the established performance target but, in no event, will the incentive compensation exceed the following percentage of annual base salary: 100% for the Chief Executive Officer, 90% for each Senior Vice President and 80% for each Vice President. The Committee retains the discretion to modify the income target to take into account special factors that may affect 1997 performance and extraordinary circumstances, as the Committee deems appropriate.

STOCK INCENTIVES

    The Compensation Committee believes that stock options are an integral part of the compensation package of the Company's executive officers. By granting options at current market prices and providing for vesting of the options over a period of years, the Committee believes that stock options can be used to attract new executive officers, to retain their services and to align directly the interests of the executive officers and shareholders in the long-term performance of the Company and the appreciation of its Common Stock. The Committee has initially granted options to attract new executive officers as it did for Mr. Arett in 1993 and Messrs. Lomen and Richards in 1995. The Committee also grants additional stock options to executive officers when they are promoted or assume significantly increased responsibilities, or to recognize significant contributions to the Company. During 1996, the Committee granted the following options to the executive officers named in the Summary Compensation
Table: 30,000 shares to Mr. Lomen in January 1996 in connection with his promotion to Senior Vice President; and 100,000 to Mr. Cohn in December 1996.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mark A. Cohn is a founder of the Company and has been the Chief Executive Officer of the Company since its inception in 1986. In recognition of Mr. Cohn's importance to the Company as well as his knowledge of the operations and business of the Company, the Committee approved an employment agreement with Mr. Cohn in August 1992, which was subsequently amended and extended in July 1995. The employment agreement provides that Mr. Cohn will be employed as Chairman and Chief Executive Officer for a rolling term of three years. Under the agreement, Mr. Cohn's minimum annual base salary is $375,000 and he is eligible to participate in incentive bonus plans for the executive officers. For 1996, the Committee maintained Mr. Cohn's annual base salary at $400,000. Mr. Cohn received the maximum bonus of $400,000 under the 1996 management incentive plan described above. The Committee increased Mr. Cohn's annual base salary for 1997 to $475,000 based on, among other factors, information in the Survey, his prior performance and the lack of any increase in salary level for the prior three years. In addition, Mr. Cohn is eligible to participate in the Company's 1997 management incentive plan described above. In December 1996, the Committee granted Mr. Cohn an option to purchase 100,000 shares of Common Stock at an exercise price of $9.00 (the then fair market value) which vests in three equal annual installments on the anniversary of the date of grant. The Committee determined that, notwithstanding his existing share ownership, Mr. Cohn should have stock options commensurate with his position as Chief Executive Officer and in comparison to the options previously granted to the Company's other executive officers.

OTHER INFORMATION

    In 1993, Section 162(m) of the Internal Revenue Code was adopted which, beginning in 1994, imposes an annual deduction limitation of $1.0 million on the compensation of certain executive officers of publicly held companies. The Committee does not believe that the Section 162(m) limitation will materially affect the Company in the near future based on the level of the compensation of the executive officers and, if the limitation would otherwise apply, the Committee could defer payment of a portion of the incentive compensation to remain under the $1.0 million annual deduction limitation.

    Jack W. Eugster          Harold Roitenberg           Joel N. Waller
 Compensation Committee    Compensation Committee    Compensation Committee

                         COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the period beginning April 1, 1992, the date the Common Stock was registered under Section 12 of the Securities Exchange Act of 1934, on an annual basis until December 31, 1996, with the cumulative total return of the NASDAQ Stock Market Total U.S. Return Index (the "NASDAQ (U.S.) Index") and the cumulative total return of a peer group index (the "Peer Group Index") constructed by the Company as described more fully below, over the same period, assuming an initial investment of $100 on April 1, 1992.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            NASDAQ (U.S.) INDEX   PEER GROUP INDEX     DAMARK
4/1/92                       100                100         100
12/31/92                     113                100          56
12/31/93                     130                210         175
12/31/94                     127                131          63
12/31/95                     179                109          58
12/31/96                     220                130          73

    The following table reflects the value of a $100 investment made on April 1, 1992, as shown in the above graph as of December 31:

                                                     1992       1993       1994       1995       1996
                                                   ---------  ---------  ---------  ---------  ---------
DAMARK...........................................  $   55.77  $  174.99  $   63.46  $   57.69  $   73.07
NASDAQ (U.S.) Index..............................     112.84     129.53     126.62     179.06     220.26
Peer Group Index.................................      99.84     209.88     130.90     108.64     130.30
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------

    The Peer Group Index includes the following companies in the mail order catalog business based on total weighted market capitalization: Artistic Greetings, Inc.; Fingerhut Companies, Inc.; Hanover Direct, Inc.; INMAC Corp.; Lands' End, Inc.; Lillian Vernon Corp.; National Media Corp.; Spiegel, Inc. and Williams-Sonoma, Inc. The members of the Peer Group were selected by the Company because each operates in a similar mail order catalog environment and sells products in similar categories.

                            SECTION 16(a) REPORTING

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during 1996 until the date of this proxy, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                                 PROPOSAL NO. 2
                     APPROVAL OF DAMARK INTERNATIONAL, INC.
                       1991 STOCK OPTION PLAN, AS AMENDED

    In March 1991, the Board of Directors adopted the DAMARK International, Inc. 1991 Stock Option Plan (the "Option Plan") and amended the plan in January 1992. In January 1992, the Company's shareholders approved the plan as amended. In January 1994, the Board of Directors approved amendments to the plan including
(a) an increase in the number of shares of Common Stock reserved for issuance under the plan from 600,000 shares to 900,000 shares in order to provide a sufficient number of shares for future grants, (b) the imposition of a per-employee limitation on the number of shares for which options may be granted under the plan of 150,000 shares during any calendar year in order to comply with the performance based requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and (c) certain changes to comply with the current requirements of Rule 16b-3 of the Securities and Exchange Commission. In May 1994, the Company's shareholders approved the plan as amended. In December 1996, the Board of Directors approved an amendment to the plan to increase the number of shares of Common Stock reserved for issuance under the plan from 900,000 to 1,200,000 shares in order to provide sufficient number of shares for future grants.

    The Option Plan is being submitted for approval by the Company's shareholders because shareholder approval is required in accordance with the Option Plan for an increase in number of shares reserved under the Option Plan. In addition, Section 162(m) of the Code requires shareholder approval of stock option plans in order for the plan to be a "performance based" plan and, therefore, not be subject to the $1.0 million deductibility limit on compensation to each of the executive officers named in the Summary Compensation Table.

GENERAL

    The purpose of the Option Plan is to provide incentives to key employees of the Company who are expected to contribute materially to the success of the Company, to provide a means of rewarding performance and to enhance the interest of such key employees in the Company's continued success and progress by providing them a proprietary interest in the Company. Directors of the Company who are not also employees are not entitled to receive options under the Option Plan. As of February 20, 1997, 63 employees held options granted under the Option Plan for an aggregate of 829,750 shares of Common Stock at exercise prices ranging from $5.00 to $21.25 per share. No options may be granted under the Option Plan after March 19, 2001.

ADMINISTRATION

    The Committee is responsible for the administration of the Option Plan. The Committee must be comprised of directors who are not eligible to receive grants under the Option Plan and are "disinterested persons" within the meaning of Rule 16b-3 of the Securities and Exchange Commission. The Committee has general authority and discretion to determine the employees to whom and the time or times at which options may be granted, and the number of shares to be subject to each option; provided that the Committee may not grant options under the Option Plan of more than 150,000 shares of Common Stock to any employee during any calendar year. In addition, the Committee may prescribe the terms applicable to each grant of an option. The Committee is currently comprised of the following three directors: Messrs. Eugster, Roitenberg and Waller.

TERMS AND CONDITIONS OF OPTIONS

    Either incentive stock options ("ISOs") within the meaning of Section 422A of the Code or non-statutory options may be granted under the Option Plan. The purchase price of shares of Common Stock subject to options granted under the Option Plan is determined by the Committee, but shall not be less than 100% of the fair market value of the Company's Common Stock on the date the option is granted for ISOs and not less than 85% of the fair market value on the date the option is granted for non-statutory options.

    An option granted under the Option Plan vests at such rate and upon such conditions as the Committee determines at the time the option is granted or may thereafter modify or waive. An option may be exercised only while the optionee is an employee for the Company or any of its subsidiaries or, in the event of a termination of employment other than by death or disability, within thirty (30) days after termination of employment (but not later than the expiration of the term of the option). Upon the death or disability of an optionee, the optionee or optionee's legal or personal representative or beneficiaries may exercise an option to the extent exercisable by the optionee within ninety (90) days after the optionee's death or disability (but not later than the expiration of the term of the option). In the event any option expires or is canceled, surrendered or terminated without being exercised, the shares subject to such option (or the unexercised portion thereof) will again be available for option under the Option Plan.

PAYMENT

    Payment for shares of Common Stock purchased upon the exercise of an option under the Option Plan must be made in full at the time the option is exercised by (i) payment in cash, (ii) delivery of shares of the Company's Common Stock which have been owned for at least six months valued at their then fair market value, or (iii) payment by the optionee's broker from the sale or loan proceeds for such shares or any other securities the optionee may have in his account with the broker.

TAX CONSEQUENCES

    INCENTIVE STOCK OPTIONS. Under the present federal tax regulations, there will be no federal income tax consequences to either the Company or the optionee upon the grant of an ISO, nor will an optionee's exercise of an ISO result in the federal income tax consequences to the Company. Although an optionee will not realize ordinary income upon exercise of an ISO, the excess of the fair market value of the shares of Common Stock acquired at the time of exercise over the exercise price will constitute an "item of tax performance" within the meaning of Section 57 of the Code and, thus, may result in the imposition of the "alternative minimum tax" pursuant to Section 55 of the Code on the optionee. If an optionee does not dispose of the shares of Common Stock acquired through the exercise of an ISO within two (2) years from the date of grant and within one
(1) year of the exercise of the ISO, any gain realized upon a subsequent disposition of such shares will constitute long-term capital gain to the optionee. If an optionee disposes of such shares within two (2) years from the date of grant or within one (1) year of the date exercised of the ISO, an amount equal to the lesser of (i) the excess of the fair market value of such shares on the date of exercise over the exercise price, or (ii) the actual gain realized upon such disposition will constitute ordinary income to the optionee in the year of disposition. Any additional gain upon such disposition will be taxed as short-term capital gain. The Company will receive a deduction in an amount equal to the amount constituting ordinary income to the optionee.

    NON-STATUTORY OPTIONS. Under the present federal income tax regulations, there will be no federal income tax consequences to either the Company or the optionee upon the grant of a non-statutory option. However, the optionee will realize ordinary income upon the exercise of a non-statutory option in an amount equal to the excess of the fair market value of the shares of Common Stock acquired upon exercise of such option over the exercise price, and the Company will receive a corresponding tax deduction. The gain, if any, realized upon subsequent disposition of such shares will constitute short-term or long-term capital gain, depending upon the optionee's holding period.

OUTSTANDING OPTIONS

    As of February 20, 1997, options were outstanding under the Option Plan for the executive officers named in the Summary Compensation Table included in this Proxy Statement as follows: Mark A. Cohn-- 100,000 shares at $9.00 per share, Arlyn J. Lomen--90,000 shares at $6.625 per share; Kent A. Arett-- 50,000 shares at $21.25 per share, 30,000 shares at $10.00 per share and 30,000 shares at $5.875 per share; Michael D. Moroz--3,000 shares at $5.00 per share, 20,000 shares at $5.875 per share, 7,500 shares at $7.75 per share and 30,000 shares at $14.50 per share; and George S. Richards--60,000 shares at $7.50 per share. The eight executive officers, together as a group, have 553,500 shares at exercise prices ranging from $5.00 to $21.25 per share. Options have been granted to 55 employees who are not officers for an aggregate of 276,250 shares at exercise prices ranging from $5.00 to $14.50. All options were granted at fair market value on the date of grant.

RECOMMENDATION BY BOARD OF DIRECTORS

    The Board of Directors unanimously recommends a vote FOR the proposal to approve the amendment to the Option Plan to increase the number of shares reserved for issuance from 900,000 shares to 1,200,000 shares.

                                 PROPOSAL NO. 3
                      APPOINTMENT OF INDEPENDENT AUDITORS

    Arthur Andersen LLP has been the Company's independent auditors since 1990 and has been recommended by the Board of Directors to be the Company's independent auditors for the year ending December 31, 1997. A representative of Arthur Andersen LLP will be present at the Annual Meeting, afforded the opportunity to make a statement and available to respond to questions.

    The Board of Directors unanimously recommends a vote FOR the proposal to ratify the appointment of Arthur Andersen LLP as the independent auditors for the Company for 1997.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

    Any proposal intended to be presented for action at the Annual Meeting of Shareholders in 1998 by any shareholder of the Company must be received by Arlyn
J. Lomen, Secretary, 7101 Winnetka Avenue North, Minneapolis, Minnesota 55428 not later than November 8, 1997, in order for such proposal to be included in the Company's Proxy Statement and form of proxy for the Annual Meeting of Shareholders in 1998. The Company shall not be required to include in its Proxy Statement and form of proxy for the Annual Meeting of Shareholders in 1998 any shareholder proposal which does not meet all of the requirements then in effect for inclusion.

                                 OTHER MATTERS

    The Board of Directors does not intend to present to the Annual Meeting any other matters not referred to above and does not presently know of any matters that may be presented to the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

    A copy of the Annual Report of the Company for the year ended December 31, 1996, has also been mailed under this cover to each shareholder. Additional copies of the Annual Report, the Notice of Annual Meeting, the Proxy Statement and the accompanying Proxy may be obtained by writing DAMARK's Investor Relations Department at the offices of the Company.

    The cost of preparing, assembling and mailing this Proxy Statement, the notice, the form of Proxy and other material which may be sent to the shareholders will be borne by the Company. In addition, directors, officers and regular employees of the Company, at no additional compensation, may solicit proxies by telephone, facsimile, telegram or in person. Upon request, the Company will reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's Common Stock to give proxies.

    In order to assure the presence of the necessary quorum at the Annual Meeting, please sign and mail the enclosed Proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of the Proxy will not prevent you from attending the meeting and voting in person, should you so desire.

    THE DAMARK INTERNATIONAL, INC. ANNUAL REPORT ON FORM 10-K, ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE, UPON WRITTEN REQUEST TO INVESTOR RELATIONS, DAMARK INTERNATIONAL, INC., 7101 WINNETKA AVENUE NORTH, MINNEAPOLIS, MINNESOTA 55428. Copies of exhibits to Form 10-K may be obtained upon payment to the Company of the reasonable expense incurred in providing such exhibits.

                                          By Order of the Board of Directors

                                              [SIGNATURE]

                                          Arlyn J. Lomen
                                          SECRETARY

March 4, 1997

                           DAMARK INTERNATIONAL, INC.
                           7101 WINNETKA AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55428

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Mark A. Cohn and Arlyn J. Lomen, and each of them, as Proxies, each with the power to appoint his substitute, and thereby authorize such Proxies to represent and to vote, as designated below, all the shares of Class A Common Stock of DAMARK International, Inc., held of record by the undersigned on February 20, 1997, at the Annual Meeting of Shareholders to be held on April 16, 1997, or any adjournment thereof.

1.   ELECTION OF  FOR all nominees listed    WITHHOLD AUTHORITY
     DIRECTORS    below                      TO VOTE FOR ALL NOMINEES
                  (EXCEPT AS MARKED TO THE   LISTED BELOW / /
                  CONTRARY BELOW) / /

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                THE NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)

----------------------------------------  --------------------------------------
            Jack W. Eugster                         Harold Roitenberg

   All nominees will serve for a term of three years expiring at the Annual Meeting of Shareholders to be held in 2000.

2. PROPOSAL TO APPROVE THE AMENDMENT INCREASING TO 1,200,000 the shares authorized under the DAMARK International, Inc. 1991 Stock Option Plan

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP as independent auditors of the Company.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                          (CONTINUED ON REVERSE SIDE)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                              __________________________________
                                                          Signature
                                              __________________________________
                                                  Signature if held jointly
                                              Dated: ___________________________

                                              PLEASE MARK, SIGN, DATE AND RETURN
                                              THE PROXY CARD PROMPTLY USING THE
                                              ENCLOSED ENVELOPE.